Exhibit 99.2

[TriMas Corporation Logo
For more information, contact:

Benson Woo
Chief Financial Officer
TriMas Corporation
248-631-5453

MEDIA RELEASE

         TRIMAS CORPORATION REPORTS SALES UP 13.6% AND OPERATING PROFITS
                             JUMP IN SECOND QUARTER

BLOOMFIELD HILLS, Mich. - August 11, 2004 - TriMas Corporation today announced its financial results for the three months ended June 30, 2004. Compared to the prior year second quarter period, sales increased 13.6%, operating profit jumped to $33.0 million from $16.5 million, and net income was $10.3 million versus a $1.4 million loss in the year ago period. Diluted earnings per share were $0.51 versus a loss per share of $0.07 in the second quarter of 2003.

Second Quarter Highlights

o The Company's second quarter net sales increased 13.6% from $250.2 million to $284.2 million.

o Operating profit in the quarter increased from $16.5 million to $33.0 million and approximated 11.6% of net sales.

o The Company earned net income for the quarter of $10.3 million, or $0.51 per share, compared to a net loss of $1.4 million, or $0.07 per share, a year ago.

o Second quarter results reflect the absorption of $2.5 million in net, unrecovered price increases from steel suppliers, as well as an estimated $2.9 million earnings impact of manufacturing inefficiencies and lost sales resulting from the unavailability of steel.

o The Company spent $4.4 million during the quarter in consolidation, restructuring and integration efforts, principally in its Fastening Systems and Industrial Specialties groups.


"Our momentum from late 2003 is continuing through the first half of 2004. Improved business conditions, new products, and the execution of performance initiatives helped to

                                                                    Exhibit 99.2


achieve a solid quarter for all of our business segments, notwithstanding the environment for steel," said Grant Beard, President and Chief Executive Officer.

Second Quarter Financial Summary
(In millions, except per share amounts and percentages)


                                                                           For the Quarter Ended
                                                      June 30, 2004             June 30, 2003          % Change
Sales                                            $          284.2     $              250.2                 13.6%
Gross profit                                                 77.4                     65.6                 18.0%
Operating profit                                             33.0                     16.5                100.0%
Net income (loss)                                $           10.3     $              (1.4)                   N/A
Earnings (loss) per share                        $           0.51     $             (0.07)                   N/A

Other Data
-Depreciation and amortization                   $           10.3     $               11.7               (12.0%)
-Other income/expense                            $          (0.4)     $              (0.3)                   N/A
-Adjusted EBITDA                                 $           42.9     $               34.7                 23.6%

-Cash flows used operating activities            $         (14.2)     $             (41.3)                   N/A


The Company's quarterly earnings include the adverse impact of approximately $2.5 million pre-tax in net, unrecovered surcharges from steel suppliers. The Company has implemented cost pass-throughs to customers on the steel surcharges, and currently anticipates recovering over 85% of the steel surcharges during the full year. In addition to steel price issues, lack of steel also constrained manufacturing efficiencies and sales, and depressed earnings by an estimated $2.9 million pre-tax during the quarter.

Adjusted EBITDA improved 23.6% to $42.9 million for the quarter ended June 30, 2004 compared to the same period a year ago as the benefits of increased sales volumes and higher operational efficiencies more than offset the impact of steel-related issues and increased lease expense of $1.6 million related to financing activities. The Company also had reduced non-recurring charges of $0.8 million from 2003 related to restructuring and integration activities.

Segment Results

Rieke Packaging Systems Group

                                                                    Exhibit 99.2

Rieke's second quarter sales of $34.7 million were up 4.8% compared to the year ago period. Operating profit increased during the quarter to $9.3 million from $8.4 million, due to ramp-ups of new products as well as improved core product sales. Rieke launched another five new products during the quarter, and expects to realize continued increasing sales from recent new product launches during the balance of the year.

Cequent Transportation Accessories Group

Cequent's second quarter sales of $150.6 million represented an improvement of 19.5% compared to the prior year period. Cequent experienced strong demand across all of its business units reflecting solid organic growth due to improved consumer demand and overall economic conditions. In particular, Cequent's Towing Products business continued to capitalize on increased demand, improved order fill rates and delivery performance at its Goshen, IN manufacturing operations. Cequent's operating margin improved to 16.6% as second quarter operating profit increased to $25.0 million from $14.5 million a year ago.

Industrial Specialties Group

Sales of the Industrial Specialties Group increased 13.4%, or $7.3 million to $61.9 million, during the quarter as all of the group's six businesses experienced good demand and increased sales levels compared to the second quarter a year ago. The group's quarterly operating profit increased 19.3%, or $1.1 million to $6.8 million, despite steel-related issues. Compac continues to increase its presence in the residential facings market, and is on schedule to complete the move to its new Hackettstown, NJ plant during the fourth quarter.

Fastening Systems Group

Sales of the Fastening Systems Group were approximately flat compared to 2003 second quarter levels at $37.0 million. While aerospace fastener sales experienced an increase of 14.6%, industrial fastener sales were flat as steel availability issues restricted production output. The group reported an overall operating loss for the quarter of $2.8 million, an improvement of $3.6 million from the $6.4 million operating loss in the second quarter of 2003. This change was due to a loss of $5.3 million related to the sale/leaseback of equipment in the quarter a year ago, offset in the current year's quarter by the impact of unrecovered steel price increases, steel availability which constrained production and sales, and closure and other costs

                                                                    Exhibit 99.2

related to the consolidation of its Lakewood, OH plant into remaining facilities in Frankfort, IN and Wood Dale, IL. Steel-related issues depressed operating results by an estimated $2.0 million while consolidation-related costs approximated $2.0 million. The Fastening Systems Group's restructuring activities are expected to be completed this year.

Financial Position

TriMas ended the second quarter with total assets of $1,540.5 million, debt of $759.8 million, and $48.3 million outstanding under its receivables securitization facility. The increase in amounts outstanding under our credit facilities during the first six months in 2003 is due to increased working capital requirements to support higher sales levels, particularly at Cequent during the spring selling season, increased capital spending compared to the prior year's first half, accelerated payment terms required by our steel suppliers and the January acquisition of Bargman. Net cash provided by operating activities for the six months ended June 30, 2004 was $ 7.5 million compared to $ 6.6 million in the same period a year ago, as the impact of improvement in net income from operations was largely offset by the aforementioned increase in working capital requirements.

Conference Call

TriMas will broadcast its second quarter earnings conference call on Wednesday, August 11, 2004 at 3:30 p.m. EDT. President and Chief Executive Officer Grant Beard and Chief Financial Officer Benson Woo will discuss the Company's recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (888) 275-8177. Callers should ask to be connected to the TriMas second quarter conference call.

If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning August 11th at 6:30 p.m. EDT through August 18th at 6:30 p.m. EDT. To access the replay, please dial: (800) 633-8284 and use reservation number 21204790.

A Note on Adjusted EBITDA

                                                                    Exhibit 99.2

The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, impairment of goodwill, non-cash losses on sale-leaseback of property and equipment, and legacy stock award expense. Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

Cautionary Notice Regarding Forward-Looking Statements

This release contains "forward-looking" statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas' outlook concerning future results. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking

                                                                    Exhibit 99.2

statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.


About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into four strategic business groups: Cequent Transportation Accessories, Rieke Packaging Systems, Fastening Systems, and Industrial Specialties. TriMas has nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

                                                                    Exhibit 99.2



                               TriMas Corporation
                                  Balance Sheet
                       June 30, 2004 and December 31, 2003
                       (unaudited - dollars in thousands)

                                                                                              June 30,        December 31,
                                                                                                2004              2003

                                     Assets
Current assets:
Cash and cash equivalents                                                                           $5,810             $6,780
Receivables                                                                                        131,670            118,970
Inventories                                                                                        147,750            124,090
Deferred income taxes                                                                               10,980             10,900
Prepaid expenses and other current assets                                                            9,290              8,440
                                                                                          ----------------  -----------------
         Total current assets                                                                      305,500            269,180

Property and equipment, net                                                                        201,640            187,420
Goodwill                                                                                           656,890            658,900
Other intangibles                                                                                  316,220            322,750
Other assets                                                                                        60,260             61,780
         Total assets                                                                     $      1,540,510  $       1,500,030
                                                                                          ================  =================
                      Liabilities and Shareholder's Equity
Current liabilities:
Current maturities, long-term debt                                                        $          3,170  $          10,920
Accounts payable                                                                                   118,140             94,130
Accrued liabilities                                                                                 66,580             75,100
Due to Metaldyne                                                                                       210              4,400
                                                                                          ----------------  -----------------
         Total current liabilities                                                                 188,100            184,550

Long-term debt                                                                                     756,590            725,060
Deferred income taxes                                                                              150,610            149,030
Other long-term liabilities                                                                         35,530             37,770
Due to Metaldyne                                                                                     6,480              6,960
                                                                                          ----------------  -----------------
         Total liabilities                                                                       1,137,310          1,103,370
                                                                                          ----------------  -----------------

Commitments and contingencies (Note 9)

Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding:
None                                                                                               -                -
Common stock $0.01 par: Authorized 400,000,000 shares; Issued and outstanding:
  20,010,000 shares                                                                                    200                200
Paid-in capital                                                                                    399,340            399,870
Retained deficit                                                                                  (25,410)           (38,240)
Accumulated other comprehensive income                                                              29,070             34,830
                                                                                          ----------------  -----------------
Total Shareholder's equity                                                                         403,200            396,660
                                                                                          ----------------  -----------------
Total liabilities and shareholders' equity                                                $      1,540,510  $       1,500,030
                                                                                          ================  =================


                                                                    Exhibit 99.2




                               TriMas Corporation
                             Statement of Operations
                       For the Three and Six Months Ended
                             June 30, 2004 and 2003
        (unaudited - dollars in thousands, except for per share amounts)


                                                          Three Months Ended                       Six Months Ended
                                                               June 30,                                June 30,
                                                        2004              2003                   2004               2003

Net sales                                                 $284,210          $250,150          $       545,110        $468,120
Cost of sales                                            (206,860)         (184,570)                (403,150)       (347,050)
  Gross profit                                              77,350            65,580                  141,960         121,070
Selling, general and administrative expenses              (44,440)          (43,150)                 (88,150)        (81,520)
Gain (loss) on dispositions of property and
equipment                                                       70           (5,970)                    (180)        (18,120)
      Operating profit                                      32,980            16,460                   53,630          21,430
Other expense, net:
  Interest expense                                        (16,280)          (16,010)                 (32,590)        (32,390)
Other income (expense), net                                  (380)             (290)                    (680)           (510)
  Other expense, net                                      (16,660)          (16,300)                 (33,270)        (32,900)
Income (loss) before income tax (expense) benefit           16,320               160                   20,360        (11,470)
Income tax (expense) benefit                               (6,030)           (1,580)                  (7,530)           3,030
Net income (loss)                                  $        10,290  $        (1,420)          $        12,830     $   (8,440)

Basic earnings (loss) per share                    $          0.51  $         (0.07)          $          0.64     $    (0.42)
                                                   ===============  ================          ===============     ===========
Diluted earnings (loss) per share                  $          0.51  $         (0.07)          $          0.63     $    (0.42)
                                                   ===============  ================          ===============     ===========
Weighted average common shares - basic                  20,010,000        19,913,890               20,010,000      19,956,940
                                                   ===============  ================          ===============     ===========
Weighted average common shares - diluted                20,323,060        19,913,890               20,316,330      19,956,940
                                                   ===============  ================          ===============     ===========


                                                                    Exhibit 99.2



                               TriMas Corporation
               Company and Business Segment Financial Information
                               Three Months Ended
                         June 30, 2004 and June 30, 2003
                                  (in millions)

Cequent Transportation Accessories                 2004                   2003
  Net sales                                  $      150.6                $126.0
  Operating income

Rieke Packaging Systems
  Net sales                                  $       34.7        $         33.1
  Operating income

Fastening Systems
  Net sales                                  $       37.0        $         37.6
  Operating income (loss)

Industrial Specialties Group
  Net sales                                  $       61.9        $         54.6
  Operating income

Total Company
  Net sales                                        $284.2                $250.2
  Operating income (including office)
  Adjusted EBITDA                            $       43.8        $         35.7